SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to Section 240.14a-12

Old Mutual Advisor Funds II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies: ______.

2. Aggregate number of securities to which transaction applies: ______.

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______.

4. Proposed maximum aggregate value of transaction: _______.

Total fee paid: _______.

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

5.	Amount Previously Paid: ________.

6. Form, Schedule or Registration Statement No.: Total fee paid: _________.

7.	Filing Party: Registrant.

8. Date Filed: June 8, 2007.

Attention Old Mutual Shareholders

Your Immediate Action Is Requested

June 8, 2007

Dear Shareholder:

Please be advised that your Old Mutual Fund will hold a meeting of shareholders on June 19, 2007. Our records indicate that we have not yet received your vote. We strongly encourage you to cast your vote as soon as possible. By voting now, you will help your Old Mutual Fund avoid additional communications to you and other shareholders regarding the Proxy Statement and will help your Old Mutual Fund save associated expenses.

The Board of Trustees unanimously recommends that you vote for the proposal detailed in your Proxy Statement.

Please choose one of the following methods to vote your shares:

Speak with a Proxy Voting Specialist: Dial toll-free 1-877-333-2372 and a specialist will assist you with voting your shares and answer any proxy-related questions you may have. Specialists are available from 9:00 a.m. to 9:00 p.m. Eastern Time, Monday through Friday and Saturday from 10:00 a.m. to 6:00 p.m. Eastern Time.

Touch-Tone Phone: Dial the toll-free voting number listed on your proxy card, enter the control number printed on your proxy card and follow the simple instructions. Telephone voting is available 24 hours a day, 7 days a week. If you have received more than one proxy card, please vote each one during the call. Each card has a unique control number.

Internet: Go to the website listed on your proxy card, enter the control number printed on your proxy card and follow the simple instructions. If you have received more than one proxy card, please vote each one on the website. Each card has a unique control number.

Please vote your shares today!

Enclosures

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Distributor: Old Mutual Investment Partners, Member NASD, SIPC.

R-07-090 06/2007

OMAF 06/07